EXHIBIT 99




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                       SECURITY DEVICES INTERNATIONAL INC.

                                  Common Stock

THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS".

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

      This Prospectus relates to shares (the "Shares") of common stock (the "Common Stock") of Security Devices International Inc. (the "Company") which may be issued pursuant to certain employee compensation plans adopted by the Company. The employee compensation plans provide for the grant, to selected employees of the Company and other persons, of either shares of the Company's common stock or options to purchase shares of the Company's common stock. Persons who received Shares pursuant to the Plans and who are offering such shares to the public by means of this Prospectus are referred to as the "Selling Shareholders".

      The Company has an Incentive Stock Option Plan, a Non-Qualified Stock Option Plan and a Stock Bonus Plan. In some cases these plans are collectively referred to as the "Plans". The terms and conditions of any stock grants and the terms and conditions of any options, including the price of the shares of Common Stock issuable on the exercise of options, are governed by the provisions of the respective Plans and any particular agreements between the Company and the Plan participants.

      The Selling Shareholders may offer the shares from time to time in negotiated transactions in the over-the-counter market, at fixed prices which may be changed from time to time, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling the Shares to or through securities broker/dealers, and such broker/dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Shareholders and/or the purchasers of the Shares for whom such broker/dealers may act as agent or to whom they sell as principal, or both (which compensation as to a particular broker/dealer might be in excess of customary commissions). See "Selling Shareholders" and "Plan of Distribution".

      None of the proceeds from the sale of the Shares by the Selling Shareholders will be received by the Company. The Company has agreed to bear all expenses (other than underwriting discounts, selling commissions and fees and expenses of counsel and other advisers to the Selling Shareholders). The Company has agreed to indemnify the Selling Shareholders against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").


                       The date of this Prospectus is June __, 2008.


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                              AVAILABLE INFORMATION

     The Company is subject to the information requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Proxy statements, reports and other information concerning the Company can be inspected and copied at the Commission's office at 100 F Street, NE, Washington, D.C. 20549. Certain information concerning the Company is also available at the Internet Web Site maintained by the Securities and Exchange Commission at www.sec.gov. This Prospectus does not contain all information set forth in the Registration Statement of which this Prospectus forms a part and exhibits thereto which the Company has filed with the Commission under the Securities Act and to which reference is hereby made.

                       DOCUMENTS INCORPORATED BY REFERENCE

     The Company will provide, without charge, to each person to whom a copy of this Prospectus is delivered, including any beneficial owner, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference herein (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into this Prospectus). Requests should be directed to:

                      Security Devices International, Inc.
                           2171 Avenue Rd., Suite 103
                                Toronto, Ontario
                                 Canada M5M 4B4
                                 (647) 388-1117
                              Attention: Secretary

      The following documents filed with the Commission by the Company are hereby incorporated by reference into this Prospectus:

         (1) the Company's Registration Statement on Form SB-2 (SEC file # 333-143301);

         (2) the Company's report on Form 10-KSB for the year ended November 30, 2007.

         (3) the Company's report on Form 10-QSB for the three months ended February 29, 2008;

      All documents filed with the Commission by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering registered hereby shall be deemed to be incorporated by reference into this Prospectus from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for the purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.



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                                TABLE OF CONTENTS
                                                                            PAGE


PROSPECTUS SUMMARY..........................................                5
RISK FACTORS................................................                6

COMPARATIVE SHARE DATA .....................................                9

USE OF PROCEEDS ............................................               11

SELLING SHAREHOLDERS .......................................               11

PLAN OF DISTRIBUTION .......................................               14

DESCRIPTION OF COMMON STOCK ................................               14

GENERAL ....................................................               15



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                               PROSPECTUS SUMMARY

THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION APPEARING ELSEWHERE IN THIS PROSPECTUS.

     The Company was incorporated in Delaware on March 1, 2005.

     The Company is developing a wireless, non-lethal electric projectile for use in law enforcement, military and security. Referred to in this prospectus as the LEKTROX, the Company's electric projectile is being designed to incapacitate offenders from a distance as far as 30 meters without a trail of wires leading back to the launcher.

     The Company's common stock trades on the OCT Bulletin Board under the symbol "SDEV".

     The Company's offices are located at 2171 Avenue Rd., Suite 103, Toronto, Ontario, Canada M5M 4B4. The Company's telephone number is (647) 388-1117.

     As of May 31, 2008 the Company had 14,330,050 outstanding shares of common stock.

The Offering

      By means of this prospectus a number of the Company's shareholders are offering to sell shares of its common stock. The shares owned by the selling shareholders may be sold in the over-the-counter market, or otherwise, at prices and terms then prevailing or at prices related to the then-current market price, or in negotiated transactions.

    The purchase of the securities offered by this prospectus involves a high degree of risk. Risk factors include the lack of any relevant operating history, losses since the Company was incorporated, and the need for the Company to sell more of its common stock to raise additional capital. See "Risk Factors" beginning on page 3 of this prospectus for additional Risk Factors.

                                  RISK FACTORS

      The securities being offered involve a high degree of risk. Prospective investors should consider the following risk factors which affect the Company's business and this offering. If any of the risks discussed below materialize, the Company's common stock could decline in value or become worthless.

      The failure of the Company to obtain capital may significantly restrict its proposed operations. The Company needs additional capital to fund its operating losses and to expand its business. The Company needs approximately $2,350,000 to complete the development of the Long-Range version of its LEKTROX. However, the Company's estimate in this regard may prove to be low. The Company will not receive any proceeds from the sale of the shares offered by this prospectus.


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      The Company does not know what the terms of any future capital raising may be but any future sale of the Company's equity securities would dilute the ownership of existing stockholders and could be at prices substantially below the price of the shares of common stock sold in this offering. The failure of the Company to obtain the capital which it requires will result in the slower implementation of the Company's business plan or its inability of the Company to implement its business plan. There can be no assurance that the Company will be able to obtain any capital which it will need or how long the Company can remain in operation.

     The Company is in the development stage. As of May 31, 2008 the Company:

     o    had not generated any revenues,
     o    did not have any full time employees, and
     o did not have any arrangements with any person to manufacture or sell its LEKTROX.

     To enable the Company to continue in business the Company will eventually need to earn a profit or obtain additional financing until the Company is able to earn a profit. As a result of the Company's short operating history it will be difficult for potential investors to evaluate its business and prospects. There can be no assurance that the Company can implement its business plan, that it will be profitable, or that the shares which may be sold in this offering will have any value.

      If the Company cannot compete in the non-lethal weapon business it will never earn a profit, in which case the Company may be forced to cease operations. The Company faces competition from numerous sellers of non-lethal weapons, all of which have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing and other resources than does the Company.

     The Company May be Unable to Earn a Profit if Law Enforcement and Corrections Agencies Do Not Purchase Its Products. Law enforcement and corrections agencies may be influenced by claims or perceptions that non-lethal weapons, such as the LEKTROX, are unsafe or may be used in an abusive manner. In addition, earlier generation non-lethal weapons may have been perceived as ineffective. If the LEKTROX is not widely accepted by the law enforcement and corrections market, the Company may not be able to expand sales of the LEKTROX into other markets.

      The Company May Face Personal Injury and Other Liability Claims. The LEKTROX will most likely be used in aggressive confrontations that may result in serious, permanent bodily injury to those involved. A person injured in a confrontation or otherwise in connection with the use of the LEKTROX may bring legal action against the Company to recover damages for personal injury, wrongful death, negligent design, dangerous product or inadequate warning. If successful, personal injury or other claims could have a material adverse effect on the Company. Although the Company plans to carry product liability insurance, litigation could result in an award of monetary damages in excess of any insurance coverage.

      Government Regulation of the LEKTROX May Adversely Affect Sales. Under current regulations, the LEKTROX will not be a firearm regulated by the Bureau of Alcohol, Tobacco and Firearms, but will be a consumer product regulated by the United States Consumer Product Safety Commission. Although there are


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currently no federal laws restricting sales of weapons such as the LEKTROX in the United States, future federal regulations could adversely affect the Company's sales. The LEKTROX will be controlled, restricted or its use prohibited by several state and local governments. Some municipalities also prohibit consumer use of products similar to the LEKTROX. Certain foreign jurisdiction, including Japan, the United Kingdom, Australia, Italy and Hong Kong, prohibit the sale of weapons such as the LEKTROX.

      If the Company is Unable to Protect its Intellectual Property, it May Incur Substantial Costs to Protect its Rights. The future success of the Company depends in part upon its proprietary technology. The Company has applied for two U.S. patents to protect its technology. Any patents issued to the Company may prove inadequate to protect its proprietary rights, and may not prevent others from developing and selling competing products. The validity and breadth of claims covered in technology patents involve complex legal and factual questions, and the resolution of claims may be highly uncertain, lengthy and expensive. In addition, any patents issued to the Company may be held invalid upon challenge and others may claim rights in or ownership of its patents.

      The Company may not be able to achieve or maintain a competitive position and other technological developments may result in the Company's products becoming uneconomical or obsolete. The non-lethal weapons industry is characterized by changing technology and evolving industry standards and current or future competitors may develop products that are superior to the LEKTROX. It is difficult to predict the rate at which the market for the LEKTROX will grow, if at all. If the market for the LEKTROX fails to grow, or grows more slowly than anticipated, the Company may be unable to earn a profit.

      Since the Company's officers plan to devote only a portion of their time to the Company's business, its chances of being profitable will be less than if it had full time management. As of May 31, 2008 the Company had four officers. With the exception of Sheldon Kales, the officers of the Company are employed full-time at other companies and the officers' other responsibilities could take precedence over the officer's duties to the Company.

      Since, at present, there is only a limited market for the Company's common stock, purchasers of the shares offered by this prospectus may be unable to sell their shares. If purchasers are unable to sell their shares, purchasers may never be able to recover any amounts which they paid for the Company's shares.

      In addition, trades of the Company's common stock are subject to Rule 15g-9 of the Securities and Exchange Commission, which imposes certain requirements on broker/dealers who sell securities subject to the rule to persons other than established customers and accredited investors. For transactions covered by the rule, brokers/dealers must make a special suitability determination for purchasers of the securities and receive the purchaser's written agreement to the transaction prior to sale. The Securities and Exchange Commission also has rules that regulate broker/dealer practices in connection with transactions in "penny stocks". Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in that security is provided by the exchange or system). The penny stock rules require a broker/ dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure


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document prepared by the Commission that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker/dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker/dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker/dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the Company's common stock. As a result of these rules, investors in this offering, may find it difficult to sell their shares.

                              SELLING SHAREHOLDERS

      The Company has issued (or may in the future issue) shares of its common stock to various persons pursuant to certain employee compensation plans adopted by the Company. The employee compensation plans provide for the grant or issuance to selected employees of the Company and other persons of shares of the Company's common stock or options to purchase shares of the Company's common stock. Persons who received shares pursuant to the Plans and who are offering such shares to the public by means of this Prospectus are referred to as the "Selling Shareholders".

      The Company has adopted stock option and stock bonus plans. A summary description of these plans follows. In some cases these Plans are collectively referred to as the "Plans".

      Incentive Stock Option Plan. The Company's Incentive Stock Option Plan authorizes the issuance of shares of the Company's Common Stock to persons that exercise options granted pursuant to the Plan. Only Company employees may be granted options pursuant to the Incentive Stock Option Plan.

      Non-Qualified Stock Option Plan. The Company's Non-Qualified Stock Option Plan authorizes the issuance of shares of the Company's Common Stock to persons that exercise options granted pursuant to the Plans. The Company's employees, directors, officers, consultants and advisors are eligible to be granted options pursuant to the Plans, provided however that bona fide services must be rendered by such consultants or advisors and such services must not be in connection with the offer or sale of securities in a capital-raising transaction. The option exercise price is determined by the Committee.

      Stock Bonus Plan. The Company's Stock Bonus Plan allows for the issuance of shares of Common Stock to it's employees, directors, officers, consultants and advisors. However bona fide services must be rendered by the consultants or advisors and such services must not be in connection with the offer or sale of securities in a capital-raising transaction.

      Summary. The following is a summary of the options granted pursuant to the Plans as of May 31, 2008. Each option represents the right to purchase one share of the Company's common stock.


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                                  Total Shares
                               Shares    Reserved for  Shares       Remaining
                              Reserved   Outstanding   Issued as  Options/Shares
Name of Plan                 Under Plans   Options    Stock Bonus   Under Plans
------------                 ----------- ------------ ----------- --------------

Incentive Stock Option
  Plans                       1,000,000          --          N/A   1,000,000
Non-Qualified Stock Option
  Plans                       5,000,000   3,665,000          N/A     435,000
Stock Bonus Plans               150,000         N/A           --     150,000

      The following lists in detail the options granted as of May 31, 2008. All of the options listed below were granted pursuant to the Company's Non-Qualified Stock Option Plan.

                      Shares Issuable
                       Upon Exercise     Exercise Expiration  Options Exercised
    Name                 of Options        Price     Date     As of May 31, 2008
    ----              ---------------    --------  ---------  -----------------

    Sheldon Kales          550,000         $0.10  10/29/11 (1)      550,000
    Sheldon Kales          100,000         $0.25  10/29/11 (1)           --
    Sheldon Kales          675,000         $1.20  10/12/12 (1)
    Sheldon Kales          108,000         $0.10  01/24/13 (1)
    Boaz Dor               200,000         $0.10  10/29/11 (1)      200,000
    Boaz Dor               100,000         $0.25  10/29/11 (1)           --
    Boaz Dor               300,000         $1.20  10/12/12 (1)
    Boaz Dor               117,000         $0.10  01/24/13 (1)
    Rakesh Malhotra        125,000         $1.50  01/17/12 (1)
    Rakesh Malhotra        175,000         $1.20  10/12/12 (1)
    Gregory Sullivan       200,000         $0.10  10/29/11 (1)      200,000
    Gregory Sullivan       100,000         $0.25  10/29/11 (1)           --
    Gregory Sullivan       175,000         $1.20  10/12/12 (1)
    Consultants            300,000         $0.50   10/29/11              --
    Consultants             40,000         $3.60    1/29/12              --
    Consultants            300,000         $2.75   04/23/12
    Consultants            250,000         $1.20   10/12/12
    Consultants            750,000         $1.50   04/11/13

(1) These options will expire on the first to occur of the following: (i) 10/30/11, (ii) the date the option holder resigns as a director of the Company, or (iii) the date the option holder is removed from office for Cause.

       For the purpose of these options "Cause" means any action by the Option Holder or any inaction by the Option Holder which constitutes:

           (i) fraud, embezzlement, misappropriation, dishonesty or breach of trust;

          (ii) a willful or knowing failure or refusal by the Option Holder to perform any or all of his material duties and responsibilities as an officer of the Company, other than as the result of the Option Holder's death or Disability; or


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         (iii) gross negligence by the Option Holder in the performance of any or all of his material duties and responsibilities as an officer of the Company, other than as a result of the Option Holder's death or Disability;

       For purposes of these options "Disability" means any mental or physical illness, condition, disability or incapacity which prevents the Option Holder from reasonably discharging his duties and responsibilities as an officer of the Company for a minimum of twenty hours per week. If any disagreement or dispute shall arise between the Company and the Option Holder as to whether the Option Holder suffers from a Disability, then, in such event, the Option Holder shall submit to the physical or mental examination of a physician licensed under the laws of Ontario, who is mutually agreeable to the Company and the Option Holder, and such physician shall determine whether the Option Holder suffers from such a Disability. In the absence of fraud or bad faith, the determination of such physician shall be final and binding upon the Company and the Option Holder.

      Shares issued or issuable upon the exercise of options granted to the Company's officers and directors pursuant to the Incentive Stock Option and Non-Qualified Stock Option Plans, as well as shares issued pursuant to the Stock Bonus Plan, are being offered by means of this Prospectus. The following table lists the shareholdings of the Company's officers and directors and the shares offered by means of this Prospectus as of May 31, 2008.

                                    Number of Shares     Number of
                                     Being Offered      Shares to be
 Name of                         --------------------     Owned on     Percent
  Selling          Number of      Option       Bonus    Completion of    of
Shareholder       Shares Owned   Shares (1)    Shares   the Offering    Class
-----------       ------------   -----------   ------   ------------   -------
  Class
--------

Sheldon Kales       2,884,000     883,000         --     2,884,000        20%
Boaz Dor            1,140,500     517,000         --     1,140,500       8.0%
Rakesh Malhotra            --     300,000         --            --         --
Gregory Sullivan      405,000     275,000         --       405,000       2.8%


(1) Represents shares issuable upon the exercise of Non-Qualified stock options.

      Sheldon Kales, Boaz Dor, Rakesh Malhotra and Gregory Sullivan are officers and directors of the Company.

      The Company has filed with the Commission under the Securities Act of 1933 a Form S-8 registration statement, of which this Prospectus forms a part, with respect to the resale of the Shares from time to time in the over-the-counter market or in privately negotiated transactions.

                              PLAN OF DISTRIBUTION

      The Selling Shareholders may sell the Shares offered by this Prospectus from time to time in negotiated transactions in the over-the-counter market at fixed prices which may be changed from time to time, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by


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selling the Shares to or through broker/dealers, and such broker/dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Shareholders and/or the purchasers of the Shares for which such broker/dealers may act as agent or to whom they may sell, as principal, or both (which compensation as to a particular broker/dealer may be in excess of customary compensation).

      The Selling Shareholders and any broker/dealers who act in connection with the sale of the Shares hereunder may be deemed to be "underwriters" within the meaning of ss.2(11) of the Securities Acts of 1933, and any commissions received by them and profit on any resale of the Shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act. The Company has agreed to indemnify the Selling Shareholders and any securities broker/dealers who may be deemed to be underwriters against certain liabilities, including liabilities under the Securities Act as underwriters or otherwise.

      The Company has advised the Selling Shareholders that they and any securities broker/dealers or others who may be deemed to be statutory underwriters will be subject to the Prospectus delivery requirements under the Securities Act of 1933. The Company has also advised each Selling Shareholder that in the event of a "distribution" of the shares owned by the Selling Shareholder, such Selling Shareholder, any "affiliated purchasers", and any broker/ dealer or other person who participates in such distribution may be subject to Rule 102 under the Securities Exchange Act of 1934 ("1934 Act") until their participation in that distribution is completed. A "distribution" is defined in Rule 102 as an offering of securities "that is distinguished from ordinary trading transactions by the magnitude of the offering and the presence of special selling efforts and selling methods". The Company has also advised the Selling Shareholders that Rule 101 under the 1934 Act prohibits any "stabilizing bid" or "stabilizing purchase" for the purpose of pegging, fixing or stabilizing the price of the Common Stock in connection with this offering.

                            DESCRIPTION OF SECURITIES

Common Stock
------------

      Security Devices is authorized to issue 50,000,000 shares of common stock. As of May 31, 2008 Security Devices had 14,330,050 outstanding shares of common stock. Holders of common stock are each entitled to cast one vote for each share held of record on all matters presented to shareholders. Cumulative voting is not allowed; hence, the holders of a majority of the outstanding common stock can elect all directors.

      Holders of common stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available for dividends and, in the event of liquidation, to share pro rata in any distribution of Security Devices' assets after payment of liabilities. The Board of Directors is not obligated to declare a dividend and it is not anticipated that dividends will ever be paid.

      Holders of common stock do not have preemptive rights to subscribe to additional shares if issued by Security Devices. There are no conversion, redemption, sinking fund or similar provisions regarding the common stock. All of the outstanding shares of common stock are fully paid and non-assessable and


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all of the shares of common stock offered by this prospectus will be, upon issuance, fully paid and non-assessable.

Preferred Stock
---------------

      Security Devices is authorized to issue 5,000,000 shares of preferred stock. Shares of preferred stock may be issued from time to time in one or more series as may be determined by Security Devices' Board of Directors. The voting powers and preferences, the relative rights of each such series and the qualifications, limitations and restrictions of each series will be established by the Board of Directors. Security Devices' directors may issue preferred stock with multiple votes per share and dividend rights which would have priority over any dividends paid with respect to the holders of Security Devices' common stock. The issuance of preferred stock with these rights may make the removal of management difficult even if the removal would be considered beneficial to shareholders generally, and will have the effect of limiting shareholder participation in transactions such as mergers or tender offers if these transactions are not favored by Security Devices' management. As of the date of this prospectus Security Devices had not issued any shares of preferred stock.

Transfer Agent
--------------

     Transhare Corporation, 5105 DTC Parkway, Suite 325, Greenwood Village, CO 80111. Telephone 303-662-1112, Fax 303-662-1113.

                                     GENERAL

      The Company's Bylaws provide that the Company will indemnify its directors and officers against expense and liabilities they incur to defend, settle or satisfy any civil or criminal action brought against them as a result of their being or having been the Company directors or officers unless, in any such action, they have acted with gross negligence or willful misconduct. Officers and Directors are not entitled to be indemnified for claims or losses resulting from a breach of their duty of loyalty to the Company, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law or a transaction from which the director derived an improper personal benefit. Insofar as indemnification for liabilities arising under the Securities Act of l933 may be permitted to the Company's directors and officers, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of l933, and is, therefore, unenforceable.

      No dealer, salesman, or any other person has been authorized to give any information or to make any representations other than those contained in this prospectus in connection with this offering and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the selling shareholders. This prospectus does not constitute an offer to sell, or a solicitation of any offer to buy, the securities offered in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has not been any change in the affairs of the Company since the date hereof or that any information contained herein is correct as to any time subsequent to its date.


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      All dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is an addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.




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